                                                                    Exhibit 99.1

NEWS RELEASE                                                [Bell Atlantic Logo]


FOR IMMEDIATE RELEASE           Contact:
January 21, 1998                David Frail
                                212-395-7726
                                david.frail@bellatlantic.com


                 BELL ATLANTIC ANNOUNCES THIRD CONSECUTIVE YEAR
                        OF DOUBLE-DIGIT EARNINGS GROWTH


                     - Adjusted 1997 EPS Up 10.5 Percent -


     NEW YORK CITY -- Bell Atlantic Corp. (NYSE: BEL) today announced adjusted earnings per share for 1997 of $4.96, 10.5 percent higher than 1996 EPS of $4.49. Adjusted EPS for the fourth quarter was $1.25, up 6.8 percent compared to $1.17 per share in the fourth quarter of 1996.

     Fourth-quarter adjusted EPS excludes $.04 related to charges for an enhanced pension offer, merger transition costs, and reserves for regulatory-mandated refunds, which were partially offset by net gains on the sales of Bell Atlantic's interests in Bellcore and Infostrada. Reported EPS for the quarter of $1.21 compares to reported EPS of $.95 in the fourth quarter of 1996.

     Adjusted EPS for the year of $4.96 excludes net charges totaling $1.80 per share, primarily for special items recorded in the third quarter. Reported EPS for 1997 was $3.16, compared to a reported $4.40 per share for 1996.

     Adjusted net income for 1997 was $3.8 billion, 10.7 percent higher than 1996 net income of $3.5 billion. Adjusted fourth quarter 1997 net income of $970.9 million increased 6.8 percent over fourth quarter 1996 net income of $909.5 million.

     Reported 1997 net income was $2.5 billion, compared to $3.4 billion in 1996. Reported fourth-quarter net income was $940.0 million, compared to $737.3 million in the fourth quarter of 1996.

     "1997 was Bell Atlantic's third consecutive year of double-digit earnings growth, with results for the full year as well as the quarter in line with expectations," said Bell Atlantic Chairman and CEO Raymond W. Smith.


                                    -more-

Bell Atlantic New Release, page 2


     "With strong demand for services in our regional marketplace and exceptional performance in our wireless group, we were able to absorb more than half a billion dollars in mandated rate reductions in the year and still continue to grow and meet our 10 to 12 percent EPS target," Smith said. "At the same time, our operating results include a full 70 to 80 cents per share of dilution for checklist compliance costs and expenses for new business development.

     "With record growth in our global wireless portfolio, and the launch of ventures such as FLAG, which connects Europe and Asia with an undersea fiber cable, Bell Atlantic continues to expand its global communications capabilities beyond its strong regional base."

     Looking ahead, Ivan Seidenberg, Bell Atlantic vice chairman, president and COO, said: "Like last year, 1998 will be a transition period, and our top priority is to position ourselves for a growing global communications marketplace while delivering on our double-digit earnings growth targets.

     "I'm confident that capital, expense and revenue synergies, combined with continued steady demand for communications services, will allow us to meet our financial goals in 1998. Our successful merger integration, coupled with our entry into significant markets for long distance, data and Internet services, will accelerate growth as we move into 1999."

     Adjusted revenues for the year increased 4.2 percent over 1996 to $30.5 billion, despite half a billion dollars in mandated state and Federal rate reductions. In the fourth quarter, adjusted revenues increased 3.6 percent to $7.7 billion, with approximately $180 million of the rate reductions occurring in the quarter. Proportionate revenues, including Bell Atlantic's share of non-consolidated wireless and international wireline businesses, rose 6.5 percent for the year, and 7.9 percent in the fourth quarter.

     Full-year adjusted expenses rose 2.6 percent over 1996, with fourth-quarter adjusted expenses increasing 3.5 percent over the same period last year.


                                    -more-

Bell Atlantic New Release, page 3


                     DOMESTIC TELECOMMUNICATIONS HIGHLIGHTS

     Continued strong growth in demand for communications services, as evidenced in strong business volumes, combined with ongoing expense controls to offset the impact of mandated price reductions. Full-year adjusted revenues from Bell Atlantic's Telecom Group grew 2.8 percent compared to 1996. Fourth quarter adjusted revenues, including the positive effect of 0.5 percent of a change in timing of directory publications, increased 2.6 percent.

     Strong demand growth was reflected in the following:

     . Access lines in service grew 3.7 percent to approximately 39.7 million at the end of the year, and demand for more bandwidth exploded. Bell Atlantic ended the year with nearly 436,000 ISDN (Integrated Services Digital Network) lines in service, up 35 percent from a year ago. With ISDN channels counted as equivalent access lines, access lines grew 4.7 percent, and totaled 40.6 million.

     . Access minutes of use grew 7.3 percent for the full year and 9.0 percent for the fourth quarter.

     In the residential market:

     . As households continued to go online, the number of additional lines in service rose more than 14 percent over last year, with the penetration rate reaching 19 percent.

     . Revenues from Home Voice Mail and central-office-based services such as Caller ID, Return Call and Call Waiting were approximately $1.3 billion for the year, up 17.5 percent compared with 1996. Caller ID revenues grew nearly 50 percent, with the number of subscribers across the region reaching nearly five million, for a penetration rate of more than 20 percent.

     In business markets:

     . The number of Centrex business lines increased 10.2 percent year-over-year.

     . Revenues from high-bandwidth switched and special access services rose 29 percent over 1996 levels.

     . Bell Atlantic Network Integration (BANI) grew revenues 25 percent and ended 1997 with $237 million, placing it among the nation's top 10 network integration companies in less than five years of operations.


                                    -more-

Bell Atlantic News Release, page 4


     In wholesale markets:

     . Bell Atlantic ended the year providing approximately 235,000 resold access lines and 37,000 unbundled loops to other carriers, demonstrating the company's commitments to opening markets.

     Adjusted 1997 network operating expenses totaled $20.2 billion, 1.2 percent higher than in 1996, and included almost $300 million for compliance with the Telecommunications Act `checklist,' including local number portability, as well as almost $200 million for investments in growth opportunities. Fourth quarter adjusted operating expenses of $5.2 billion were 2.8 percent higher than in the fourth quarter of 1996.

                           GLOBAL WIRELESS HIGHLIGHTS

     Bell Atlantic Global Wireless, which covers 175 million worldwide POPs (people in markets served), registered 35 percent proportionate subscriber growth over the previous year, with international ventures contributing more than 30 percent of new subscribers. On a proportionate basis, the portfolio added more than 1.6 million subscribers, bringing the total to more than 6.3 million. Net customer additions in the fourth quarter totaled 519,000.

     In domestic operations, Bell Atlantic Mobile (BAM) thrived in some of the most competitive markets in the county. BAM grew subscribers by more than 20 percent, with operating income increasing 35.5 percent in the fourth quarter and
29.1 percent for the year. With aggressive deployment of CDMA equipment, BAM closed 1997 with 75 percent of its markets covered by the advanced digital technology. PrimeCo Personal Communications, Bell Atlantic's domestic PCS partnership, ended the year with more than 387,000 customers, for a penetration rate of 1.1 percent of covered POPs.

     Domestic highlights include:

     . BAM subscribers grew to 5.4 million, with 946,000 net additions in 1997, 292,000 of which came in the fourth quarter.

     . BAM service revenues grew 15.8 percent for the quarter and 18 percent for the full year.

     . BAM produced record operating cash flow margins of 44 percent for the quarter and 43 percent for the year.

     . BAM decreased cash expense per subscriber in the quarter by 19 percent and 14 percent for the full year.

     . BAM increased penetration 1.6 percent over 1996, to 9.4 percent. The churn rate decreased again, to 1.8 percent, compared to 1.9 percent in the fourth quarter of 1996.

                                    -more-

Bell Atlantic News Release, page 5


     . PrimeCo accelerated its growth, adding nearly double the number of customers in the fourth quarter as it did in the third.

     . PrimeCo also completed a substantial portion of its network buildout, launching service in 12 cities during the year for a total of 28.

     International highlights include:

     . Omnitel Pronto Italia, Bell Atlantic's Italian consortium, ended 1997 with more than 2.4 million customers, nearly three and a half times the number at the end of 1996, and turned EBITDA-positive in the second quarter of the year.

     . Grupo Iusacell, Mexico's only full-service wireless carrier, completed its first year under Bell Atlantic management control with almost 400,000 subscribers, a 70 percent increase.

     . EuroTel Praha and EuroTel Bratislava, Bell Atlantic's partnerships in the
       Czech and Slovak republics, ended 1997 with more than 438,000 subscribers, a 122 percent increase over 1996.

     . STET Hellas in Greece increased subscribers by 85 percent, ending 1997 with more than 390,000.

     . Excelcomindo in Indonesia ended its first 15 months in operation on December 31 with 133,000 customers.

                        INTERNATIONAL TELECOM HIGHLIGHTS

     Bell Atlantic's International Telecom Group, which holds investments in wireline partnerships and joint ventures in Europe and Asia, continued to make progress in developing operations and focusing its portfolio.

     FLAG (Fiberoptic Link Around the Globe), the world's longest undersea fiber cable system, launched service in the fourth quarter and contributed $60.5 million in equity income to Bell Atlantic results, as FLAG recorded more than $400 million in revenues, reflecting cumulative pre-sales since the beginning of the project. Bell Atlantic owns approximately 38 percent of FLAG.

     During the quarter, Bell Atlantic sold its 33 percent stake in Infostrada, the Italian wireline venture, producing a post-tax gain of $47.0 million.


                                     * * *

                                    -more-
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Bell Atlantic New Release, page 6



  Bell Atlantic -- formed through the merger of Bell Atlantic and NYNEX -- is at the forefront of the new communications, information and entertainment industry. With more than 40.5 million telephone access lines and more than six million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 21 countries. Additional information about Bell Atlantic is available through the Internet's World Wide Web at www.bellatlantic.com.

  NOTE: Earnings per share amounts provided in this release are basic earnings per share, as defined by the recent Financial Accounting Standards Board rule, SFAS No. 128. Reported fourth quarter 1997 diluted EPS was $1.19 and, after adjustments, $1.23. Reported full-year 1997 diluted EPS was $3.13 per share, and, after adjustments, $4.90. Diluted EPS amounts are calculated assuming that all potential common shares, such as warrants and options, were outstanding common shares during the reporting period.

  NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.



                                      ###


                                    -more-

Bell Atlantic News Release, page 7


Bell Atlantic Corporation
Statements of Income
Three Months ended December 31, 1997 and 1996
(Unaudited)

(Dollars in millions, except per share amounts)

                                                                  3 mos. ended 12/31/97                 3 mos. ended 12/31/96
                                                                 Reported         Adjusted           Reported            Adjusted
                                                                 --------         --------           --------            --------
     Operating revenues
       Local services                                       $     3,339.4      $   3,339.4       $    3,227.3        $    3,227.3
       Network access services                                    1,780.8          1,824.2            1,765.0             1,842.4
       Long distance services                                       512.0            512.0              501.6               501.6
       Ancillary services                                           482.7            481.6              469.6               469.6
       Directory and information services                           648.6            648.6              593.3               593.3
       Wireless services                                            888.8            888.8              725.4               708.1
       Other services                                                43.4             38.3              123.0               123.0
     -----------------------------------------------------------------------------------------------------------------------------
       Total operating revenues                                   7,695.7          7,732.9            7,405.2             7,465.3
     -----------------------------------------------------------------------------------------------------------------------------

     Operating expenses
       Employee costs                                             2,090.3          2,027.5            2,111.6             2,011.4
       Depreciation and amortization                              1,405.3          1,407.2            1,351.2             1,332.7
       Taxes other than income                                      354.5            354.1              367.6               367.6
       Other operating expenses                                   2,231.5          2,155.2            2,108.8             2,031.1
     -----------------------------------------------------------------------------------------------------------------------------
       Total operating expenses                                   6,081.6          5,944.0            5,939.2             5,742.8
     -----------------------------------------------------------------------------------------------------------------------------
     Operating income                                             1,614.1          1,788.9            1,466.0             1,722.5
     Income (loss) from unconsolidated
       businesses                                                   112.8             11.9              (37.7)              (31.0)
     Other income and (expense), net                                 16.2             12.3              (34.2)              (24.3)
     Interest expense                                               311.3            310.9              269.0               268.7
     Provision for income taxes                                     491.8            531.3              387.8               489.0
     -----------------------------------------------------------------------------------------------------------------------------
     Income from continuing operations                              940.0            970.9              737.3               909.5
     Cumulative effect of change in accounting principle
       Directory publishing, net of tax                               ---              ---                ---                 ---
     -----------------------------------------------------------------------------------------------------------------------------
     Net income                                             $       940.0      $     970.9       $      737.3        $      909.5
     -----------------------------------------------------------------------------------------------------------------------------

     Net income per common share:
         Basic                                              $        1.21      $      1.25       $       0.95        $       1.17
         Diluted                                            $        1.19      $      1.23       $       0.94        $       1.17

                                   - more -

Bell Atlantic News Release, page 8


Bell Atlantic Corporation
Statements of Income
Twelve Months ended December 31, 1997 and 1996
(Unaudited)

(Dollars in millions, except per share amounts)

                                                                   12 mos. ended 12/31/97                   12 mos. ended 12/31/96
                                                                   Reported           Adjusted             Reported         Adjusted
                                                                   --------           --------             --------         --------
Operating revenues
  Local services                                              $    13,113.2      $    13,196.2        $    12,559.1     $  12,559.1
  Network access services                                           7,158.6            7,338.1              7,112.6         7,245.0
  Long distance services                                            2,190.1            2,190.1              2,373.6         2,373.6
  Ancillary services                                                1,845.4            1,846.0              1,738.0         1,738.0
  Directory and information services                                2,298.0            2,298.0              2,224.3         2,224.3
  Wireless services                                                 3,328.5            3,328.5              2,713.6         2,651.0
  Other services                                                      260.1              260.1                434.0           434.0
------------------------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                         30,193.9           30,457.0             29,155.2        29,225.0
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Operating expenses
  Employee costs                                                    9,047.2            8,242.5              8,703.9         8,426.8
  Depreciation and amortization                                     5,864.4            5,564.6              5,379.0         5,360.5
  Taxes other than income                                           1,606.9            1,526.8              1,499.9         1,499.9
  Other operating expenses                                          8,333.9            7,796.0              7,493.8         7,260.8
------------------------------------------------------------------------------------------------------------------------------------
  Total operating expenses                                         24,852.4           23,129.9             23,076.6        22,548.0
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Operating income                                                    5,341.5            7,327.1              6,078.6         6,677.0
Income (loss) from unconsolidated businesses                         (124.1)             (45.3)                14.2           (45.4)
Other income and (expense), net                                        (3.3)              (8.4)               (99.6)          (87.8)
Interest expense                                                    1,230.0            1,216.6              1,082.0         1,081.7
Provision for income taxes                                          1,529.2            2,210.0              1,782.3         1,987.9
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                   2,454.9            3,846.8              3,128.9         3,474.2
Cumulative effect of change in accounting principle
  Directory publishing, net of tax                                      ---                ---                273.1             ---
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                    $     2,454.9      $     3,846.8        $     3,402.0    $    3,474.2
------------------------------------------------------------------------------------------------------------------------------------

Net income per common share:
  Basic                                                       $        3.16      $        4.96        $        4.40    $       4.49
  Diluted                                                     $        3.13      $        4.90        $        4.36    $       4.45